EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made, entered into, and has an effective as of April 1, 2019 (the "Effective Date"), by and between Greenway Technologies, Inc. (GWTI), a Texas Corporation, with its principal place of business located at.1521 N. Cooper Street, Suite 205 Arlington, TX 76011 ("Company"), and Ryan Turner, an individual located at 1704 Marion Dr. Garland, TX 75042 ("Employee") (individually, a "Party"; collectively, the "Parties").

RECITALS

WHEREAS, Company desires to employ Employee, and Employee desires to be employed for Business Development and Investor Relations for GWTI and;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Parties hereto hereby agree as follows:

AGREEMENT

1. Term of Employment.

a. Specified Period. Company hereby employs Employee and Employee accepts employment with Company for a period of one year beginning on April 1, 2019.

b. Renewal. This Agreement is subject to automatic renewal annually upon its anniversary and with the same terms and conditions as set forth herein, unless either this Agreement is terminated pursuant to Section 8 hereof or a Party gives written notice to the other Party of its intent to terminate, at least 60 days prior to expiration of the then-current term. The first such annual term shall be defined as the "Initial Term".

c. Employment Term Defined. "Employment term" refers to the entire period of employment of Employee by Company, whether for the period provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Company and Employee.

2. Duties and Obligations of Employee.

Employee shall serve as Director of Investor Relations and shall report to the President of GWTI. Employee shall faithfully and diligently perform all services and duties as may be requested and required of Employee by the President of GWTI. Employee shall devote such time and attention on an exclusive basis to oversee the investor relations of the Company's. Employee at all times during the employment term shall strictly adhere to and obey all policies, rules and regulations established from time to time governing the conduct of employees of the

Company.

3. Exclusivity, Non-Disclosure.

a. Devotion to Company Business. Employee agrees to perform Employee's services efficiently and to the best of Employee's ability. Employee agrees throughout the term of this Agreement to devote his time, energy and skill to the business of the Company and to the promotion of the best interests of the Company; provided, however, that nothing in this Agreement shall preclude the Employee from devoting time required: (i) for serving as adirector or officer of any organization or entity that does not compete with the Company or any other businesses in which the Company is directly involved or becomes involved as a function of Employee's duties; (ii) delivering lectures or fulfilling speaking engagements; (iii) engaging in charitable and community activities, including sitting on any Boards of Directors and/or committees of such organizations related to such activities.

b. Trade Secrets. Employee agrees that he shall not at any times, either during or subsequent to his employment term, unless expressly consented to in writing by Company, either directly or indirectly use or disclose to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of Company, including, but not limited to, information concerning the customers of Company, Company's marketing methods, compensation paid to employees, independent contractors or suppliers and other terms of their employment or contractual relationships, financial and business records, know-how, or any other information concerning the business of Company, its manner of operations, or other data of any kind, nature or description. Employee agrees that the above information and items are important, material and confidential trade secrets and these affect the successful conduct of Company's business and its goodwill.

c. Inventions and Patents. Employee agrees to disclose and to assign immediately to the Company, or to any persons designated by the Company, or at the Company's option, any of the Company's successors or assigns, all inventions or improvements relating to the Company's GTL business which are or were made, conceived or reduced to practice by Employee, whether acting independently or with others, during the course of Employee's employment with the Company.

d. Third Party Information. Employee recognizes that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee's work for the Company consistent with the Company's agreement with such third party.

4. Solicitation of Employees. Employee agrees that for a period of eighteen (18) months immediately following the termination of Employee's relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or Employee, with or without notice, Employee will not hire any employees of the Company and will not, either directly or indirectly, solicit, induce, recruit

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or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for Employee or for any other person or entity Employee or for any other person or entity.

Noncompetition Covenants. Employee further agrees that during the period of employment by the Company and for a period of two (2) year thereafter, regardless of the reason for the termination of such employment, Employee will not, directly or indirectly, whether alone or as a partner, joint venture, officer, director, consultant, employee, independent contractor or stockholder of any company or business organization, engage in any business activity and/or accept employment with any person or entity, which is or may be directly or indirectly in competition with the products or services being marketed, promoted, distributed, developed, planned, sold or otherwise provided by the Company. The ownership by Employee of not more than a) one percent of the shares of capital stock of any publicly traded corporation having a class of equity securities traded on a national securities exchange shall not be deemed, in and of itself, to violate this section. Employee may own any percentage of private companies without violating this Section.

5. Compensation.

a Salary. Subject to the termination of this Agreement as provided herein, Company shall compensate Employee for his services hereunder at an annual salary of $80,000.00 and payable in accordance with the Company's practices, less normal payroll deductions, and prorated for the actual employment term. In the event the Company does not have sufficient cash on hand to pay such monthly Base Salary, Employee agrees to voluntarily defer such payment(s) until such time as sufficient cash is available to make such payments. Such "Deferred Compensation", if any, shall be a priority payment when cash is sufficient to make such payment(s) in conjunction with advice and counsel from the Company's Chief Financial Officer, as to what constitutes cash sufficiency from time-to-time. If there is disagreement with the CFO's position as to what constitutes cash sufficiency, the Employee shall request the Board of Directors to make such a determination.

b. Deferred Salary. Any and all amounts due Employee for services prior to the Effective Date of this Agreement shall be considered Deferred Compensation and with this signed agreement the original consulting agreement ceases. This Employment Agreement, effective April 1, 2019, terminates the original Consulting Agreement signed with Ryan Turner and dated July 10, 2017.

c. Stock Compensation. Employee shall receive two million five hundred thousand (2,500,000) shares, of the Company's common stock, par value $.0001 per share (the "Common Stock"), restricted pursuant to Rule 144, at no cost to Employee and be delivered as soon as the shares are available for issuance after that date.

d. Future Stock Compensation.

- Employee shall receive an additional five hundred thousand (500,000) shares upon the successful sale, license, or lease of a G-Reformer™ under the same general terms in c above.
- Employee shall receive an additional five hundred thousand (500,000) shares upon the successful sale, license, or lease of a G-Reformer™ and GIE FT unit.

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e. Salary Increases; Bonuses. Employee may receive such annual increases in salary and such additional compensation as may be determined by the Board of Directors of the Company in its sole discretion. Such salary increases, and/or additional compensation shall be paid to Employee on the anniversary date of this Agreement during the Employment Term, and at such other times as may be determined by the Board of Directors.

f. Employee Incentives. Employee shall be entitled to receive incentives under all incentive plans made available by Company or in the future to similarly situated employees, subject to the terms, conditions and overall administration of such plans, including but not limited to stock options, profit sharing, and any other incentive plans that the Company has or will make available to similarly situated employees.

6. Employee Benefits.

a. Vacation. Employee shall be entitled, during each employment year, to two weeks' vacation, per annum, non-cumulative. Employee may be absent from his employment for Vacation only at such times as may be convenient to Company and Employee. Should Company require Employee's time during each annual term of this Agreement such that Employee can't use the entire vacation time allotted, Company shall allow Employee to carry over any unused vacation to the next annual term. Should this Agreement be terminated by either Party, Company shall pay Employee for any unused vacation at the rate of $36.05 per hour.

b. Medical Coverage. Company agrees to include Employee in the coverage of is medical and dental insurance when and if implemented.

c. Plan Participation. Employee shall be entitled to participate in or to receive benefits under all of Company's executive employee benefit plans made available by Company or in the future to similarly situated employees, subject to the terms, conditions and overall administration of such plans, including but not limited to 401(k) plans, IRA plans, E.R.I.S.A Plans, any other retirement or benefit plans that the Company has made available to similarly situated employees.

7. Business Expenses.

Employee will be required to incur travel, meals, entertainment and other business expenses on behalf of the Company in the performance of Employee's duties hereunder. Company will reimburse Employee for all such reasonable business expenses incurred by Employee within 21 calendar days in connection with Company's business upon presentation of receipts or other acceptable documentation of the expenditures. In compensating Employee for expenses, the ordinary and usual business guidelines and documentation requirements shall be adhered to by Company and Employee. Company will pay for any Employee expenses on behalf of the Company directly if any Deferred Compensation is owed to Employee.

8. Termination of Employment.

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Notwithstanding any other provision of this Agreement, Employee's employment with the Company may be terminated for any reason or no reason at all upon sixty (60) days' written notice to the other Party. Provided further, that a majority of the Board may terminate Employee's employment with the Company upon written notice to Employee at any time, and such termination shall be effective as of the date of termination provided for in such notice. Upon termination of this Agreement under this Employee shall be entitled to any accrued but unpaid salary, any pre-approved and reasonable travel and entertainment business expenses accrued but unpaid, any accrued but unused vacation, and nothing more. Such payment will be made as soon as practical by the Company, but in no event, longer than sixty (60) days following termination of this Agreement.

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Termination Upon Death or Disability.

i. Death. This Agreement shall be terminated immediately upon the death of Employee. In the event of Employee's death, the Employee's family shall continue to be covered by all the Company's medical, health and dental plans as in effect at such time, at the Company's expense for at least six (6) months following the Employee's death in accordance with the terms of such plans. In the event such coverage would violate applicable law, Company shall take such actions as it deems appropriate in good faith to provide the benefits described in the preceding sentence.

ii. Disability. Company reserves the right to terminate this Agreement if, due to illness or injury, either physical or mental, Employee is unable to perform Employee's customary duties as an employee of Company, unless reasonable accommodation can be made to allow Employee to continue working, for more than 30 days in the aggregate out of a period of 12 consecutive months. The disability shall be determined by a certification from a physician. Such a termination shall be affected by giving ten days' written notice of termination to Employee. Termination pursuant to this provision shall not prejudice Employee's rights to receive disability insurance payments or the continued compensation pursuant to this Agreement.

iii. Termination under this section for either death or disability shall not be considered "for cause" for the purposes of this Agreement.

(3). Effect of Merger, Transfer of Assets, or Dissolution. Without the prior written consent of Employee, this Agreement shall not be terminated by any voluntary or involuntary dissolution of Company resulting from a merger or consolidation in which Company is not the consolidated or surviving corporation, or a transfer of all or substantially all the assets of Company. In the event of any such merger or consolidation or transfer of assets, Employee's rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of Company's assets, unless Employee agrees otherwise.

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6. General Provisions.

a Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto their respective devisees, legatees, heirs, legal representatives, successors, and permitted assigns. The preceding sentence shall not affect any restriction on assignment set forth elsewhere in this Agreement.

b. Notices. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by facsimile/electronic transmission to the addresses of the Parties as follows:

To Company:

Greenway Technologies, Inc
Greenway Innovative Energy, Inc.
1521 N. Cooper Street, Suite 205
Arlington, TX 76011
Attn: President: John
Olynick

To Employee:

Ryan Turner
1704 Marion Drive Garland,
TX 75042

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by facsimile/electronic transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.

c. Sums Due Deceased Employee. If Employee dies prior to the expiration of the employment term, any sums that may be due him from Company under this Agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors, and assigns within sixty days of Employees death.

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d Assignment. Subject to all other provisions of this Agreement, any attempt to assign or transfer this Agreement or any of the rights conferred hereby, by judicial process or otherwise, to any person, firm, Company, or corporation without the prior written consent of the other Party, shall be invalid, and may, at the option of such other Party, result in an incurable event of default resulting in termination of this Agreement and all rights hereby conferred.

e Choice of Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

f Jurisdiction. The parties submit to the jurisdiction of the Courts of the State of Texas or a Federal Court impaneled in the State of Texas for the resolution of all legal disputes arising under the terms of this Agreement.

g Indemnification. Company shall indemnify, defend and hold Employee harmless, to the fullest extent permitted by law, for all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney's fees that Employee shall incur or suffer that arise from, result from or relate to the discharge of Employee's duties under this Agreement. Company shall maintain adequate insurance for this purpose or shall advance Employee any expenses incurred in defending any such proceeding or claim to the maximum extent permitted by law.

h Entire Agreement. Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the Parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the Parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

i Severability. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance wherefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically by the Company as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

j Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the Parties, and shall not affect this Agreement or the construction of any provisions herein.

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k. Modification. No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all Parties hereto.

l. Attorneys' Fees. In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing Party in any such proceeding shall be entitled to recover from the losing Party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

m. Taxes. Any income taxes required to be paid in connection with amounts due hereunder, shall be borne by the Party receiving such payment.

n. Not for the Benefit of Creditors or Third Parties. The provisions of this Agreement are intended only for the regulation of relations among the Parties. This Agreement is not intended for the benefit of creditors of the Parties or other third Parties and no rights are granted to creditors of the Parties or other third Parties under this Agreement. Under no circumstances shall any third party, who is a minor, be deemed to have accepted, adopted, or acted in reliance upon this Agreement.

o. Counterparts. This Agreement may be executed in several counterparts and it shall not be necessary for each Party to execute each of such counterparts, but when all of the parties have executed and delivered one of such counterparts, the counterparts, when taken together, shall be deemed to constitute one and the same instrument, enforceable against each Party in accordance with its terms.

p. Facsimile Signatures. The parties hereto agree that this Agreement may be executed by facsimile signatures and such signatures shall be deemed originals. The parties further agree that within ten days following the execution of this Agreement, they shall exchange original signature pages.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

Greenway Technologies, Inc. :

/s/ John Olynick 4-15-19

By: Date

Its: President John Olynick

Employee: Ryan Turner

/s/ Ryan Turner 5-22-19

By: Ryan Turner Date

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